Exhibit 5.1

December 23, 2022

Sonoma Pharmaceuticals, Inc.

5445 Conestoga Court

Suite 150

Boulder, CO 80301

Dear Ladies and Gentlemen:

We have acted as legal counsel to Sonoma Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), having an aggregate offering price of up to $2,700,000 to be offered and sold from time to time pursuant to a prospectus supplement dated December 23, 2022 (the “Prospectus Supplement”) and the accompanying prospectus dated December 23, 2020 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s registration statement on Form S-3 (File No. 333-250925) (together with the Prospectus, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company through or to Ladenburg Thalmann & Co Inc. (the “Manager”), as sales agent and/or principal, in accordance with that certain At-The-Market Offering Agreement, dated December 23, 2022, by and between the Company and the Manager (the “Offering Agreement”), as described in the Prospectus Supplement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus Supplement, (ii) a specimen certificate representing the Common Stock, (iii) the Offering Agreement, (iv) the Company’s Restated Certificate of Incorporation of the Company, as currently in effect, (v) the Company’s Bylaws, as currently in effect, and (vi) certain resolutions adopted by the Board of Directors of the Company and committees thereof with respect to the Offering Agreement and the issuance of the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company, (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (vii) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents. We have further assumed that the Shares will be issued and delivered in accordance with the terms of the Offering Agreement.

For purposes of the opinion set forth below, we refer to the following as “Future Approval and Issuance”: (a) the approval by the Company’s board of directors (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid therefor in accordance with the Approval.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof, we are of the opinion that the Shares have been duly authorized for issuance, and upon Future Approval and Issuance, will be validly issued, fully paid and non-assessable.

For purposes of our opinion above, we express no opinion as to the law of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or foreign jurisdiction. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed with the Commission in connection with the offering and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Burns & Levinson, LLP
Burns & Levinson, LLP